Exhibit 10.2

July 10, 2007

To:	Kendle International Inc.

441 Vine Street

Suite 1200

Cincinnati, Ohio 45202

Telephone: (513) 381-5550

Facsimile: (513) 381-5870

From:	JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

Re:	Convertible Bond Hedge Transaction

(Reference No.                                 )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (the “Dealer”), represented by J.P. Morgan Securities Inc. (the “Agent”) as its agent, and Kendle International Inc. (the “Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Form (as defined below).

1.    This Confirmation is subject to, and incorporates by reference, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and, together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (the “ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern to the extent of such inconsistency. Certain capitalized terms used herein have the meanings assigned to them in the indenture (the “Base Indenture”) dated as of March 21, 2007 between the Counterparty and LaSalle Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto to be dated as of July 16, 2007 (such indenture and supplement, collectively, the “Indenture”), relating to the Counterparty’s USD175,000,000 principal amount of 3.375% Convertible Senior Notes due 2012 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority the Indenture and this Confirmation, this Confirmation shall govern to the extent of such inconsistency. For the avoidance of doubt, references herein to sections of the “Indenture” are based on the Base Indenture and on the draft of the aforementioned first supplemental indenture thereto (the “Supplemental Indenture”), to be dated as of July 16, 2007, between the Counterparty and the Trustee most recently reviewed by the Dealer hereto at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following the execution and delivery of this Confirmation, the parties will amend this Confirmation in good faith to preserve the intent of the parties.

Each party is hereby advised, and each party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between the Dealer and the Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if the Dealer and the Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained or incorporated by reference in the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern to the extent of such inconsistency.

2.    The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 11, 2007

Effective Date:	July 16, 2007, subject to Section 8(m)

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, no par value (Ticker Symbol: “KNDL”).

Number of Options:

A fraction whose numerator is the aggregate principal amount of the Convertible Notes issued by Counterparty on the closing date for the initial issuance of the Convertible Notes and whose denominator is USD1,000; provided, however, that, if UBS Securities LLC exercises its option (the “Over-Allotment Option”), pursuant to Section 1 of the Underwriting Agreement dated July 10, 2007 between the Counterparty and UBS Securities LLC (the “Underwriting Agreement”), to purchase “Additional Notes” (as defined in the Underwriting Agreement), then, on such date of exercise, the Number of Options shall, subject to the payment of the Additional Premium (as defined below) in accordance herewith, be automatically increased, by a number of Options (the “Additional Options”) equal to a fraction whose numerator is the aggregate principal amount of Additional Notes issued pursuant to such exercise (such Additional Notes, the “Additional Convertible Notes”) and whose denominator is USD1,000. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 11.05(f), 11.08 or 11.14 of the Supplemental Indenture) in effect on such date.

Strike Price:

As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), per Share of the applicable Delivery Obligation (as defined below), equal to USD1,000 divided by the Option Entitlement in effect on such date.

Applicable Percentage:

“Applicable Percentage” means a fraction whose numerator is seventy five million dollars ($75,000,000) and whose denominator is one hundred and seventy five million dollars ($175,000,000); provided, however, that if the Over-Allotment Option is exercised and the Number of Options is increased pursuant to the proviso in “Number of Options” above, then the Applicable Percentage shall, from and after the time the Number of Options is so increased and the Additional Premium is paid, each in accordance herewith, mean a fraction (i) whose numerator is equal to the sum of (A) seventy five million dollars ($75,000,000) and (B) the product of (I) forty five percent (45%) and (II) the aggregate principal amount of Additional Convertible Notes outstanding immediately after the issuance of the Additional Convertible Notes pursuant to such exercise and (ii) whose denominator is equal to the sum of (A) one hundred seventy five million dollars ($175,000,000) and (B) the aggregate principal amount of Additional Convertible Notes outstanding immediately after the issuance of the Additional Convertible Notes pursuant to such exercise.

Number of Shares:	The product of the Number of Options and the Option Entitlement and the Applicable Percentage.

Premium:

USD16,080,000 (Premium per Option: USD91.88571429); provided, however, that if the Number of Options is increased pursuant to the proviso in “Number of Options” above, then there shall be an additional Premium (the “Additional Premium”) in an amount equal to the product of USD96.48 and the number of Options by which the Number of Options was so increased, which Additional Premium shall be paid by the Buyer to the Seller on the Additional Premium Payment Date (as defined below).

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase of the Additional Convertible Notes by UBS Securities LLC from the Issuer pursuant to the Underwriting Agreement

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date,” as defined in the Indenture, of Convertible Notes (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date) occurring on or prior to the Expiration Date.

If the principal amount of Relevant Convertible Notes for any Conversion Date is less than the aggregate principal amount of Convertible Notes then outstanding, then the terms of the Transaction shall continue to apply, subject to the provisions of this Confirmation, with respect to the remaining outstanding principal amount of the Convertible Notes.

Required Exercise on Conversion Dates:

On each Conversion Date for Relevant Convertible Notes, there shall, subject to “Notice of Exercise” below, automatically be exercised a number of Options equal to a fraction whose numerator is the aggregate principal amount of the Relevant Convertible Notes to be converted in accordance with the Indenture and whose denominator is USD1,000.

Exercise Period:	The period from and including the Effective Date to and including the second Business Day immediately preceding the Expiration Date.

Expiration Date:	The earlier of (i) last day on which any Convertible Notes remain outstanding and (ii) July 15, 2012.

Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates.”

Minimum Number of Options:	1

Maximum Number of Options:	Number of Options

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates.”

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options on an Exercise Date that is a Conversion Date with respect to Relevant Convertible Notes to be converted pursuant to the Indenture, the Counterparty must notify the Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline Date (as defined below) of (i) the number of Options being exercised on such Exercise Date; (ii) the scheduled Cash Settlement Averaging Period (as defined in the Indenture) applicable to, and the scheduled settlement date under the Indenture for, such Relevant Convertible Notes; and (iii) the number of such Options being exercised, if any, that correspond to Relevant Convertible Notes being converted during a Make-Whole Conversion Period (as defined in the Indenture) in connection with a Make-Whole Fundamental Change (as defined in the Indenture) pursuant to Section 11.14(A) of the Supplemental Indenture (if any Options being exercised so correspond, then the Counterparty shall also provide written notice to the Dealer, no later than the date by which the same must be calculated pursuant to the Indenture, the number of Net Shares (as defined in the Indenture) to be delivered in accordance with the Indenture pursuant to such conversion that constitute Make-Whole Consideration (as defined in the Indenture)); provided, however, that, notwithstanding the foregoing, if the Notice Deadline Date is the Scheduled Trading Day prior to the first Trading Day (as defined in the Indenture) of the Cash Settlement Averaging Period applicable to such Relevant Convertible Notes, then such notice (and the related exercise of Options) shall be effective if given after 5:00 PM, New York City time, on such Notice Deadline Date, but prior to 5:00 PM, New York City time, on the fifth (5th) Exchange Business Day after such Notice Deadline Date, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and net market losses (after deducting market gains)) and expenses incurred by the Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of the Dealer not having received such notice prior to 5:00 PM, New York City time, on the Notice Deadline Date. “Notice Deadline Date” means, with respect to any Option to be exercised on an Exercise Date corresponding to a Conversion Date of Relevant Convertible Notes, the later of (1) the Scheduled Trading Day prior to the first Trading Day of the Cash Settlement Averaging Period applicable to such Relevant Convertible Notes; or (2) the Scheduled Trading Day immediately after such Conversion Date.

Dealer’s Telephone Number, Facsimile Number and Contact Details for Purposes of of Giving Notice:	To: JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst, EDG Corporate Marketing
Telephone: (212) 622-5814
Facsimile: (212) 622-8534

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date for Relevant Convertible Notes, the settlement date for the Shares to be delivered in respect of such Relevant Convertible Notes under the terms of the Indenture; provided, however, that the Settlement

Date will not be prior to the date one Settlement Cycle following the final day of the Cash Settlement Averaging Period applicable to such Relevant Convertible Notes.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date with respect to a conversion of Relevant Convertible Notes, the Dealer will deliver to the Counterparty, on the related Settlement Date, the product of the Applicable Percentage and a number of Shares (the “Number of Shares to be Delivered”) equal to the aggregate number of Net Shares that the Counterparty is obligated, pursuant to Section 11.02(A)(i)(b) of the Supplemental Indenture, to deliver to the holder(s) of such Relevant Convertible Notes pursuant to such conversion, excluding any Net Shares that the Counterparty is or would be obligated to deliver as a result of any adjustments to the Conversion Rate pursuant to Sections 11.05(f), 11.08 or 11.14 of the Supplemental Indenture.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the Cash Settlement Averaging Period applicable (or deemed, for purposes hereof, to be applicable) to any Relevant Convertible Notes, the Counterparty shall give the Dealer notice of the Number of Shares to be Delivered, indicating how the same was calculated (it being understood, for the avoidance of doubt, that the requirement of the Counterparty to deliver such notice shall not limit the Counterparty’s obligations with respect to the Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that (i) all references in such provisions to “Physical Settlement” or “settled by delivery” shall be read as references to “Net Share Settled”; and (ii) the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that the “Buyer” is the issuer of the Shares. “Net Share Settled” in relation to any Option shall mean that settlement in accordance with “Delivery Obligation” above shall apply.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions,

the Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to the Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in subsections (a) through (d), inclusive, of Section 11.05 the Supplemental Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided, however, that in no event shall there be any adjustment hereunder solely as a result of an adjustment to the Conversion Rate pursuant to Sections 11.05(f), 11.08 or 11.14 of the Supplemental Indenture.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in clause (i), clause (ii) or clause (iii) of the first paragraph Section 11.11) of the Supplemental Indenture.

Tender Offer:	Applicable. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 11.05(e) of the Supplemental Indenture.

Consequences of Merger Events and Tender Offers

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make corresponding adjustments to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided, however, that such adjustment shall be made without regard to any increase in the Conversion Rate pursuant to Section 11.14 of the Supplemental Indenture; provided further that the Calculation Agent may make one or more additional adjustments in good faith in a commercially reasonable manner to any one or more of the nature of the Shares, the Number of Options, the Option

Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction so that the fair value of the Transaction to the Dealer is not reduced as a result of the operation of this paragraph; provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided, however, that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, then such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable; provided, however, that the Dealer shall act in good faith on a commercially reasonable basis to obtain the lowest cost of hedging.

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.    Calculation Agent: Dealer. With respect to any determination, calculation or computation made by the Calculation Agent, in its capacity as such, hereunder, the Calculation Agent shall, upon the written request of the Counterparty, provide the Counterparty with an explanation of such determination, calculation or computation.

4.    Account Details.

  Dealer Payment Instructions:

JPMorgan Chase Bank, National Association, New York

ABA: 021 000 021

Favour: JPMorgan Chase Bank, National Association – London

A/C: 0010962009 CHASUS33

  Counterparty Payment Instructions:

To be provided by Counterparty.

5.    Offices.

  The Office of Dealer for the Transaction is:

JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

  The Office of Counterparty for the Transaction is:

N/A

  For the purpose of Section 10(c) of the Agreement, the Counterparty is not a Multibranch Party.

6.    Notices. For purposes of this Confirmation:

Address for notices or communications to the Counterparty:

To:	Kendle International Inc.
441 Vine Street
Suite 1200
Cincinnati, Ohio 45202
Attn:	Chief Financial Officer
Telephone:	(513) 381-5550
Facsimile:	(513) 381-5870

Address for notices or communications to Dealer:

To:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attn:	Eric Stefanik
Title:	Operations Analyst, EDG Corporate Marketing
Telephone:	(212) 622-5814
Facsimile:	(212) 622-8534

7.        Representations, Warranties and Agreements.

(a)    In addition to the representations and warranties in the Agreement and those contained elsewhere herein, the Counterparty represents and warrants to and for the benefit of, and agrees with, the Dealer as follows:

(i)    On the Trade Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares; and (B) all reports and other documents filed by the Counterparty with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent of such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)    On the Trade Date, neither the Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii)    Without limiting the generality of Section 13.1 of the Equity Definitions, the Counterparty acknowledges that the Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150 (each as amended) or EITF Issue Nos. 00-19, 01-06 or 03-06 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv)    Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)    Prior to the Trade Date, the Counterparty shall deliver to the Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as the Dealer shall reasonably request.

(vi)    The Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into, or exercisable or exchangeable for, Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into, or exercisable or exchangeable for, Shares) or otherwise in violation of the Exchange Act.

(vii)    The Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)    On the Trade Date (A) the fair value of the assets of the Counterparty exceeds the liabilities of the Counterparty, including contingent liabilities; (B) the capital of the Counterparty is adequate to conduct the business of the Counterparty; and (C) the Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, and does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(ix)    The representations and warranties of the Counterparty set forth in Section 3 of the Agreement and Section 3 of the Underwriting Agreement are true and correct and are hereby deemed to be repeated to the Dealer as if set forth herein.

(x)    The Counterparty understands that no obligations of the Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of the Dealer or any governmental agency.

(xi)    The Issuer is not on the date hereof engaged, and the Issuer shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage, in a “distribution” (as defined in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the Issuer, other than the distribution of the Convertible Notes.

(b)    Each of the Dealer and the Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)    Each of the Dealer and the Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, the Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, and its investments in and liabilities in respect of the Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction; (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act; (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof; (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws; and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)    The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

8.        Other Provisions.

(a)    Right to Extend. The Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by the Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if the Dealer determines, in its reasonable discretion, that such extension is reasonably necessary to enable Dealer to effect purchases of Shares in connection with its hedging or settlement activity hereunder in a manner that would, if the Dealer were the Counterparty or an affiliated purchaser of the Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b)    Additional Termination Events. The occurrence of (i) an event of default with respect to the Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Supplemental Indenture; (ii) an Amendment Event (as defined below) or (iii) a Repayment Event (as defined below) shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided, however, that in the case of a Repayment Event, the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

An “Amendment Event” will be deemed to occur when and if the Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty or redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require the consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld, conditioned or delayed.

A “Repayment Event” will be deemed to occur when and if (i) any Convertible Notes are repurchased (whether in connection with, or as a result of, a change of control, howsoever defined, or for any other reason) by the Counterparty or any of its subsidiaries; (ii) any Convertible Notes are delivered to the Counterparty in exchange for delivery of any property or assets of the Counterparty or any of its subsidiaries (howsoever described); (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise); or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided, however, that, in the case of clause (ii) and clause (iv), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof will not be Repayment Events.

(c)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, the Dealer shall owe the Counterparty any amount pursuant to Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (except in the event of (i) an Event of Default in which the Counterparty is the Defaulting Party or a Termination Event in which the Counterparty is the Affected Party, that resulted from an event or events within the Counterparty’s control or (ii) a Nationalization, Insolvency, Merger Event or Tender Offer in which the consideration to be paid to holders of Shares consists solely of cash) (a “Payment Obligation”), then the Counterparty shall have the right, in its sole discretion, to require the Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to the Dealer, confirmed in writing within one (1) Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the Announcement Date or Early Termination Date, as applicable (the “Notice of Share Termination”); provided, however, that if the Counterparty shall not have so requested the Dealer to satisfy such Payment Obligation by the Share Termination Alternative, then the Dealer shall have the right, in its sole discretion, to satisfy the Payment Obligation by the Share Termination Alternative, notwithstanding the Counterparty’s election to the contrary. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property. Upon such Notice of Share Termination, or upon such election by the Dealer, the following provisions shall apply on the Scheduled Trading Day immediately following the Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that the Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) or 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by the Counterparty, free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one (1) Share Termination Delivery Unit, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the

Calculation Agent to the Dealer and the Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of an Additional Disruption Event, Termination Event, Event of Default or Delisting, one (1) Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one (1) Share or a unit consisting of the number or amount of each type of property received by a holder of one (1) Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, then such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If the Share Termination Alternative is applicable, then the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that (i) all references in such provisions to “settled by delivery” shall be read as references to “Share Termination Alternative”; (ii) all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and (iii) the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)    Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of the Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by the Dealer without registration under the Securities Act, then the Counterparty shall, at its election: (i) in order to allow the Dealer to sell the Hedge Shares in a registered offering, make available to the Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to the Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to the Counterparty reasonably acceptable to the Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford the Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to the Counterparty, customary in scope for underwritten offerings of equity securities; provided, however, that if the Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow the Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to the Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for the Dealer or any Non-Competitor (as defined below) that is designated by the Dealer as a potential buyer of the Hedge Shares from the Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to the Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of the Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price (as defined below) on such Exchange Business Days, and in the amounts, reasonably requested by the Dealer in good faith. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page KNDL.UQ <Equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). “Non-Competitor” means any person or entity other than a Competitor. “Competitor” means, as of any time, only those persons or entities identified on Annex B hereto, as amended in accordance herewith through such time, as a competitor of the Counterparty in the Counterparty’s principal field of business; provided, however, that Annex B hereto may be amended in good faith by the mutual written consent of the Dealer and the Counterparty on each six (6) month anniversary of the Trade Date.

(e)    Amendment to Equity Definitions. Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(f)    Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage (as defined below) as determined on such day (i) in the case of the first such Repurchase Notice, is greater than 8.00% and (ii) in the case of any subsequent Repurchase Notice, (A) is greater than 8.00% and (B) is greater by at least 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that the Counterparty fails to provide the Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(f), then the Counterparty agrees to indemnify and hold harmless the Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (the Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, the Counterparty will reimburse each Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to the Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation, and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(g)    Transfer and Assignment.

  (i)    The Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of the Counterparty, so long as the senior unsecured debt rating of such affiliate (or any guarantor of its obligations under the Transaction) is not less than the then senior unsecured debt rating of the Dealer. In addition, the Dealer may, without the consent of the Counterparty, transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any unaffiliated third party, provided (i) the senior unsecured debt rating of such third party (or any guarantor of its obligations under the Transaction) is equal to or greater than “A” as specified by Standard and Poor’s Rating Services or “A2” as specified by Moody’s Investor Service, Inc., at the time of such assignment or transfer; and (ii) the Dealer shall use its reasonable efforts not to effect such a transfer or assignment to a Competitor. In connection with any transfer or assignment by the Dealer of its rights and obligations hereunder and under the Agreement, the Dealer shall promptly provide written notice to the Counterparty of such transfer or assignment, as the case may be, and the identity of the relevant transferee or assignee. In connection with any assignment or transfer pursuant to the second immediately preceding sentence, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement. If, at any time at which either the Dealer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 7.5% of the outstanding Shares or the Equity Percentage (as defined below) exceeds 14.5%, the Dealer, in its discretion, is unable to effect a transfer or assignment to an unaffiliated third party after its commercially reasonable efforts on pricing terms reasonably acceptable to the Dealer such that such beneficial ownership is reduced to 7.5% or less or the Equity Percentage is reduced to 14.5% or less, as applicable, then the Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that, following such partial termination, such beneficial ownership will be equal to or less than 7.5% or the Equity Percentage will be equal to or less than 14.5%, as applicable. In the event that the Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction; (ii) Counterparty shall be the sole Affected Party with respect to such partial termination; and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.

(ii)    The Counterparty may transfer or assign its rights and obligations with respect to any Options (the “Transferred Options”) hereunder and under the Agreement, in whole or in part, to any party with the written consent of the Dealer, such consent not to be unreasonably withheld, conditioned or delayed; provided that such assignment or transfer shall be effected on terms reasonably satisfactory to Dealer and shall be subject, but not limited, to the following conditions:

(A)    with respect to any Transferred Options, the Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(f) or any obligations under Section 8(d);

(B)    Transferred Options shall only be transferred or assigned to a third party reasonably acceptable to the Dealer and on terms, including any reasonable undertakings by such third party and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and the Counterparty, as are reasonably requested and satisfactory to the Dealer acting in good faith; and

(C)    the Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by the Dealer in connection with such transfer or assignment.

  (iii)    Upon request of a party, each party shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to effect and carry out any transfer or assignment permitted by this Confirmation.

(h)    Staggered Settlement. If the Staggered Settlement Equity Percentage (as defined below) as of any Exchange Business Day during any Cash Settlement Averaging Period applicable (or deemed, for purposes hereof, to be applicable) to Relevant Convertible Notes is greater than 4.5%, then the Dealer may, by notice to Counterparty prior to any Settlement Date (the “Nominal Settlement Date”), elect to deliver any Shares due hereunder on two (2) or more dates (each, a “Staggered Settlement Date”) or at two (2) or more times on the Nominal Settlement Date as follows:

  (i)    in such notice, the Dealer will specify to the Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such Cash Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

  (ii)    the aggregate number of Shares that the Dealer will deliver, on all such Staggered Settlement Dates and delivery times, to the Counterparty hereunder will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the number of Shares that the Dealer or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (B) the Number of Shares; and (ii) the denominator of which is the number of Shares outstanding on such day.

(i)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, the Counterparty and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Counterparty relating to such tax treatment and tax structure.

(j)    Designation by the Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing the Dealer to purchase, sell, receive or deliver any Shares or other securities to or from the Counterparty, the Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform the Dealer obligations in respect of the Transaction and any such designee may assume such obligations. The Dealer shall be discharged of its obligations to the Counterparty to the extent of any such performance.

(k)    Netting and Set-off. Each party waives any and all rights it may have to set off, whether arising under any agreement, applicable law or otherwise. The provisions of Section 2(c) of the Agreement shall not be applicable to the Transaction.

(l)    Equity Rights. The Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of the Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time (other than during the Counterparty’s bankruptcy) to any claim arising as a result of a breach by the Counterparty of any of its obligations under this Confirmation or the Agreement.

(m)    Early Unwind. If the sale by the Counterparty of the Convertible Notes (or, if the Over-Allotment Option is exercised, the Additional Convertible Notes) is not consummated with UBS Securities LLC pursuant to the Underwriting Agreement for any reason by the close of business in New York on July 16, 2007 (or, with respect to any Additional Convertible Notes, the date (the “Over-Allotment Closing Date”) of the “additional time of sale” set forth in the notice of exercise of the Over-Allotment Option delivered pursuant to Section 1 of the Underwriting Agreement), or such later date as agreed upon by the parties (July 16, 2007 or the Over-Allotment Closing Date, as applicable, or such later date being the “Early Unwind Date”), then (i) the Transaction (or, with respect to any Additional Convertible Notes, the Additional Options) shall automatically terminate (the “Early Unwind”) on the Early Unwind Date; (ii) the Transaction (or, with respect to any Additional Convertible Notes, the Additional Options) and all of the respective rights and obligations of the Dealer and the Counterparty hereunder with respect to the Transaction or the Additional Options, as applicable, shall be cancelled and terminated; and (iii) the Counterparty shall pay to the Dealer, other than in cases involving a breach of the Underwriting Agreement by UBS Securities LLC, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of the Dealer’s hedging activities in respect of the Transaction or the Additional Options, as applicable (including net market losses (after deducting market gains) incurred in reselling any Shares purchased by the Dealer or its affiliates in connection with such hedging activities). The amount of any such reimbursement shall be determined by the Dealer in its sole good faith discretion. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction or the Additional Options, as applicable, either prior to, on or after the Early Unwind Date. The Dealer and the Counterparty each represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction or the Additional Options, as applicable, shall be deemed fully and finally discharged.

(n)    Legal Opinion. The obligations of the Dealer hereunder are subject to the condition precedent that the Counterparty shall furnish to the Dealer, on the Trade Date, an opinion of Keating Muething & Klekamp PLL, counsel for the Counterparty, addressed to the Dealer, and dated the Trade Date, in form and substance satisfactory to the Dealer, in the form set forth in Annex A hereto.

(o)    Counterparts. This Confirmation may be executed and delivered in counterparts (including, without limitation, by facsimile transmission or electronic messaging), each of which will be deemed to be an original and which together shall constitute one and the same agreement among the parties.

(p)    Waiver of Trial by Jury. EACH OF THE COUNTERPARTY AND THE DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(q)    Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(r)    Role of Agent. Each party agrees and acknowledges that (i) the Agent, an affiliate of the Dealer, has acted solely as agent and not as principal with respect to this Transaction and (ii) the Agent has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(s)    Additional Provisions. The Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger or binding share exchange to which the Counterparty is a party, or any sale of all or substantially all of the Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, the Counterparty shall notify the Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided, however, that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(t)    Determinations. Each calculation, decision or other determination by a party under the Agreement or this Confirmation shall be made in good faith on a commercially reasonable basis.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

The Counterparty hereby agrees (i) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified; and (ii) to confirm that the foregoing (in the exact form provided by the Dealer) correctly sets forth the terms of the agreement between the Dealer and the Counterparty with respect to the Transaction, by manually signing this Confirmation as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622-8519.

Very truly yours,

J.P. MORGAN SECURITIES INC., as agent for JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Sudheer Tegulapalle
Authorized Signatory
Name: Sudheer Tegulapalle Executive Director

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

Agreed and accepted by:

KENDLE INTERNATIONAL INC.

By:	/s/ Karl Brenkert III
Name: Karl Brenkert III
Title: Chief Financial Officer

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority